Exhibit 2

FORM 61

QUARTERLY REPORT

Incorporated as part of:	☒	Schedule A
Schedules B & C

ISSUER DETAILS:

Name of Issuer	Unilens Vision Inc.
Issuer Address	800 - 889 West Pender Street Vancouver, British Columbia, V6C 3B2
Issuer Telephone Number	(604) 685-0763
Contact Person	William S. Harper
Contact’s Position	Secretary
Contact Telephone Number	(604) 685-0763
For Quarter Ended	December 31, 1996
Date of Report	February 24, 1997

CERTIFICATE

THE SCHEDULE(S) REQUIRED TO COMPLETE THIS QUARTERLY REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS. A COPY OF THIS QUARTERLY REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT. PLEASE NOTE THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

Ian C. Tostenson	“Ian C. Tostenson”	February 24, 1997
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

William D. Baxter	“William D. Baxter”	February 24, 1997
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

UNILENS VISION INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited - Prepared by Management)

DECEMBER 31

(expressed in U.S. dollars)

	1996	1995
ASSETS
CURRENT
Cash	$530,038	$576,062
Accounts receivable	628,611	528,877
Inventories	389,714	478,956
Prepaid expenses	55,901	43,329

	1,604,264	1,627,224
CAPITAL ASSETS	349,932	501,234
OTHER ASSETS	653,963	762,253

	$2,608,159	$2,890,711

LIABILITIES AND SHAREHOLDERS’ EQUITY CURRENT
Accounts payable and accrued liabilities	$540,181	$528,909
Current portion of long-term debt	1,399,744	1,080,299

	1,939,925	1,609,208
LONG-TERM DEBT	2,403,030	2,495,330

	4,342,955	4,104,538
SHAREHOLDERS’ EQUITY
Share capital	27,367,615	27,367,615
Cummulative translation adjustment	36,020	43,406
Deficit	(29,138,431)	(28,624,848)

	(1,734,796)	(1,213,827)

	$2,608,159	$2,890,711

Approved by the Directors:

Director: Ian Totenson

Director: William D. Baxter

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF LOSS AND DEFICIT

(Unaudited - Prepared by Management)

FOR THE SIX MONTHS ENDED DECEMBER 31

(expressed in U.S. dollars)

	1996	1995	1994
INCOME
Sales	$1,897,227	$1,489,255	$1,738,474
Cost of sales	825,789	909,821	1,153,544

	1,071,438	579,434	584,930

EXPENSES
Sales and marketing	700,052	626,766	639,571
Administration	344,740	282,125	318,566
Research and development	47,579	33,819	29,317
Interest on long-term debt	154,656	154,002	155,210

	1,247,027	1,096,712	1,142,664

Loss from operations	175,589	517,278	557,734
Other income - net	(60,484)	(10,374)	(9,490)

Loss for the period	115,105	506,904	548,244
Deficit, beginning of period	29,023,326	28,117,944	27,147,912

Deficit, end of period	$29,138,431	$28,624,848	$27,696,156

Loss per share	$0.03	$0.13	$0.14

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - Prepared by Management)

FOR THE SIX MONTHS ENDED DECEMBER 31

(expressed in U.S. dollars)

	1996	1995	1994
CASH PROVIDED BY (APPLIED TO):
OPERATING ACTIVITIES
Loss for the period	$(115,105)	$(506,904)	$(548,244)
Adjustments to reconcile to net cash provided by (used for) operating activities:
Amortization	140,296	206,847	376,311
Amortization of discount on long-term debt	127,653	131,485	125,496
Other	—	—	21,636

	152,844	(168,572)	(24,801)
Net change in working capital items (Note 2)	(230,138)	119,903	105,223

	(77,294)	(48,669)	(80,422)

FINANCING ACTIVITY
Principal payments on debt and capital leases	(17,282)	(21,782)	(7,877)

INVESTING ACTIVITY
Purchase of capital and other assets	(39,581)	(18,202)	(10,758)

INCREASE (DECREASE) IN CASH	(134,157)	(88,653)	(61,787)
Effect of exchange rate changes on cash	(2,508)	(4,509)	(102)
CASH, BEGINNING OF PERIOD	666,703	669,224	578,680

CASH, END OF PERIOD	$530,038	$576,062	$640,569

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$26,215	$23,326	$25,738

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

December 31, 1996

(expressed in U.S. dollars)

The accompanying financial statements for the interim period ended December 31, 1996 are prepared on the basis of accounting principles generally accepted in Canada, conform in all material respects with accounting principles generally accepted in the United States and are unaudited, but in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for fair presentation of the financial position, operations, and changes in financial position of the interim period presented. The financial statements for the interim period are not necessarily indicative of the results to be expected for the full year. The financial statements do not contain the detail or footnote disclosure concerning accounting policies and other matters which would be included in full year financial statements, and therefore should be read in conjunction with the Company’s audited financial statements for the year ended June 30, 1996.

1.	SHARE CAPITAL

	Six Months Ended December 31, 1996	Six Months Ended December 31, 1995
Common shares issued and outstanding
Balance, beginning and end of period	3,979,815	3,979,815

Incentive Stock Options

The Company has granted options to purchase a total of 260,000 common shares at a price of Cdn $.25, of which 245,000 shares expire May 3, 2006 and the remaining 15,000 shares expire July 9, 2006.

Warrants

As consideration for a $450,000 non-revolving term note, the Company has granted warrants entitling the lender to purchase up to 315,000 common shares of the Company at an exercise price ($2.75 at December 31, 1996) that increases by $0.25 on January 20th of each year to a maximum of $3.00 up to expiry on January 19, 1998.

Escrow Shares

Of the issued share capital, 141,000 shares are held in escrow and may not be traded without regulatory approval.

2.	CONSOLIDATED STATEMENTS OF CASH FLOWS

	1996	1995	1994
Net change in:
Accounts receivable	$(184,769)	$1,297	$(15,731)
Inventories	(47,788)	86,040	182,859
Other assets	53,097	91,881	70,839
Accounts payable	(50,678)	(59,315)	(132,744)

	$(230,138)	$119,903	$105,223

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

December 31, 1996

(expressed in U.S. dollars)

3.	LONG-TERM DEBT

Included in the current portion of long-term debt is $450,000 in connection with a non-revolving term note, payable to an affiliated Swiss financial institution, which was due January 31, 1995. The note is collaterlized by the assets of the Company. Should the note remain past due and this not be waived, the lender has the right to take possession of its security should it chose to do so. Also included in long-term debt are three installments of $145,000, $144,000, and $303,877 on the non-interest bearing note which were due on January 31, 1995, July 31, 1995, and January 31, 1996, respectively. The Company has had negotiations with both parties to settle a substantial portion of their outstanding debt. As of this date, no payments have been made by the Company to either party on the past due amounts nor has either party instituted or threatened any collection or other action against the Company.

4.	COMPARATIVE FIGURES

Certain of the prior period comparative figures have been reclassified to conform with the presentation adopted for the current period.

FORM 61

QUARTERLY REPORT

Incorporated as part of:		Schedule A
	☒	Schedules B & C

ISSUER DETAILS:

Name of Issuer	Unilens Vision Inc.
Issuer Address	700 - 1285 West Pender Street Vancouver, British Columbia, V6E 4B1
Issuer Telephone Number	(604) 685-0763
Contact Person	William S. Harper
Contact’s Position	Secretary
Contact Telephone Number	(604) 685-0763
For Quarter Ended	December 31, 1996
Date of Report	February 24, 1997

CERTIFICATE

THE SCHEDULE(S) REQUIRED TO COMPLETE THIS QUARTERLY REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS. A COPY OF THIS QUARTERLY REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT. PLEASE NOTE THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

Ian C. Tostenson	“Ian C. Tostenson”	February 24, 1997
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

William D. Baxter	“William D. Baxter”	February 24, 1997
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

UNILENS VISION INC.

SUPPLEMENTARY INFORMATION

SCHEDULE “B”

DECEMBER 31, 1996

(expressed in U.S. dollars)

1.	a) DEFERRED COSTS, EXPLORATION AND DEVELOPMENT EXPENDITURES

No deferred costs were recorded during the quarter ended December 31, 1996.

b)	GENERAL ADMINISTRATIVE EXPENSES AND COST OF SALES

General and Administrative Expense:

Administration, sales and marketing expenses for the quarter ended December 31, 1996 were:

	Sales and Marketing	Administration
Consulting fees	$20,258	$82,537
Bad debts	—	55,150
Depreciation and amortization	1,846	48,323
License, taxes and regulatory fees	—	32,104
Office, insurance and supplies	10,927	93,260
Professional fees	—	15,085
Promotion and advertising	120,969	—
Rental and utilities	15,324	172,384
Travel and entertainment	53,527	12,963
Wages and benefits	396,593	124,153
Allocated expenses	80,608	(291,219)

	$700,052	$344,740

Cost of Sales:
Cost of Sales for the quarter ended December 31, 1996.

Payroll and Benefits		$226,079
Raw materials and Supplies		270,323
Allocations and Other Expenses		329,387

		$825,789

c)	AGGREGATE AMOUNT OF EXPENDITURES MADE TO PARTIES NOT AT ARM’S LENGTH TO THE ISSUER. $3,000

2.	a) SECURITIES ISSUED IN THE QUARTER

No securities were issued during the quarter ended December 31, 1996.

b)	OPTIONS GRANTED IN THE QUARTER

No options were granted during the quarter ended December 31, 1996.

3.	a) AUTHORIZED CAPITAL AS AT DECEMBER 31, 1996

See Note 1 to the consolidated financial statements for the quarter ended December 31, 1996.

b)	OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES AS AT DECEMBER 31, 1996

UNILENS VISION INC.

SUPPLEMENTARY INFORMATION

SCHEDULE “B”

DECEMBER 31, 1996

(expressed in U. S. dollars)

See Note 1 to the consolidated financial statements for the quarter ended December 31, 1996.

c)	SHARES IN ESCROW OR SUBJECT TO POOLING AS AT DECEMBER 31, 1996

See Note 1 to the consolidated financial statements for the quarter ended December 31, 1996.

d)	DIRECTORS AS AT DECEMBER 31, 1996

Alfred W. Vitale - President	Ian C. Tostenson	William D. Baxter

UNILENS VISION INC.

MANAGEMENT DISCUSSION

SCHEDULE “C”

DECEMBER 31, 1996

(expressed in U. S. dollars)

OPERATING ACTIVITIES

The Company achieved an increase in revenue of $407,972 or 27% as compared to the previous year’s comparable period primarily due to the launch of a new visibility tinted multifocal contact lens (SoftSite™ ) on September 1, 1996. Clinical results on the new lens have been favourable. The lens is being marketed as a compliment to the existing Unilens products to expand market share. Gross margins increased from 39% for the six month period ending December 31, 1995 to 56% for the current comparable period primarily due to operating efficiencies associated with increased production. Sales and marketing expenses and administration expenses are up $73,286 and $62,615, respectively, primarily due to costs associated with the launch of the SoftSite™ lens. Profitability trends continue to be favourable with the Company achieving a decrease in operating losses of $341,689 for the six month period ending December 31, 1996.

Investor relations are done internally and consist of responding to inquiries from potential investors and stockholders as well as the dissemination of Company news and information.

FINANCING ACTIVITIES

A negative cash flow from operating activities of $72,294 was recorded for the six months ended December 31, 1996 primarily due to extended payment terms on distributor inventories. There were no significant financing or investing activities during quarter ended December 31,1996.

The Company has had discussions to settle a significant portion of its long term obligations, of which a portion was past due at December 31, 1996. As of this date, no payments have been made by the Company on the past due amounts nor have the parties owed these amounts instituted or threatened any collection or other action against the Company. The Company estimates that it will require additional financing in order to meet its commitments during the 1997 fiscal year and beyond. The Company will need to seek additional debt or equity financing and/or to negotiate reductions or payment delays in its debt obligations. However, there can be no assurance that the Company will be able to make any such arrangements or that the terms of any arrangements it is able to make will be favourable to the Company. If the Company is unable to obtain adequate or any funding to meet its commitments or to negotiate reductions or payment delays in its debt obligations, the Company will be required to severely curtail or even cease its activities. Should future events place the Company in this position, there can be no assurance that the Company will be able to continue to operate or to meet its ongoing obligations.